EXHIBIT 21.1
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                              LIST OF SUBSIDIARIES



Subsidiary                                  Jurisdiction of Organization
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CWD Windows and Doors, Inc.                 Canada

Great Lakes Window, Inc.                    Ohio

Lineal Technologies, Inc.                   Delaware

Kroy Building Products, Inc.                Delaware

MWM Holding, Inc.                           Delaware

MW Manufacturers Holding Corp.              Delaware

MW Manufacturers, Inc.                      Delaware

Napco, Inc.                                 Delaware

Napco Window Systems, Inc.                  Delaware

Patriot Manufacturing, Inc.                 Delaware

Thermal-Gard, Inc.                          Pennsylvania

Variform, Inc.                              Missouri